EXHIBIT 99.6

CONTACT:	Nel Taylor
Chief Communication Officer
502/394-2100

RESCARE COMPLETES ARIZONA TRANSACTION

LOUISVILLE, Ky. (June 8, 2005) — ResCare, Inc. (NASDAQ/NM:RSCR), the nation’s leading provider of residential, training, educational and support services for people with disabilities and special needs, announced today that it has completed the acquisition of the operations and assets of the family counseling services company, AmeriPsych (American Psychologics), Inc. ResCare previously announced the signing of the definitive agreement to acquire AmeriPsych on May 26, 2005. Based in Phoenix, Arizona, AmeriPsych offers counseling to families at risk, including parent education and training, intensive family preservation and counseling, and consultation services in seven Arizona cities. Funding for the programs is from several state contracts. Annual revenue is expected to be $7.0 million.

     ResCare, founded in 1974, offers services to some 34,000 people in 34 states, Washington, DC, Puerto Rico and Canada. ResCare is a human service company that provides residential, therapeutic, job training and educational supports to people with developmental or other disabilities, to youth with special needs and to adults who are experiencing barriers to employment. The Company is based in Louisville, Ky. More information about ResCare is available on the Company’s web site at http://www.rescare.com.

     The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, deinstitutionalization and privatization of government programs. In the Company’s filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company’s results to differ materially from those contained in such forward-looking statements. Reference is hereby made to such disclosures.

-END-